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                                                                      Exhibit 99


AT THE COMPANY                    AT THE FINANCIAL RELATIONS BOARD
-------------                     --------------------------------
Bill Melton                       Marianne Stewart - General Info (212) 661-8030
President and CEO                 Joel Herskovits - Analyst (212) 661-8030
(703) 716-5204                    Martin Gitlin - Media (212) 661-8030
Investor Relations
(703) 453-1119

FOR IMMEDIATE RELEASE

       RESTON, VA, June 30, 1998 - CyberCash, Inc. (NASDAQ: CYCH) announced today that its Board of Directors has adopted a Stockholder Rights Plan in which preferred stock purchase rights have been granted as a dividend at the rate of one Right for each share of Common Stock held of record as of the close of business on June 30, 1998.

       The Rights Plan, which is similar to plans adopted by more than 1,700 publicly-traded companies, is designed to deter coercive or unfair takeover tactics. The Company's adoption of the Rights Plan is intended to protect the rights of its stockholders and is not in response to any acquisition proposal. The Rights Plan will assist the Board of Directors in dealing with any future actions taken by hostile entities which attempt to deprive the Company and its stockholders of the opportunity to obtain the most attractive price for their shares.

       In implementing the Rights Plan, the Board has declared a dividend of one Right for each outstanding share of CyberCash, Inc. Common Stock. Each Right initially would entitle the holder thereof to purchase 1/100th of a share of Preferred Stock. One one-hundredth of a share of Preferred Stock is intended to be approximately the economic equivalent of one share of Common Stock. The Rights will expire in June 2008.

       At the time of adoption of the Rights Plan, the Rights are neither exercisable nor traded separately from the Common Stock. The Rights will be exercisable only if a person or group in the future becomes the beneficial owner of 15% or more of the Common Stock or announces a tender or exchange offer which would result in its ownership of 15% or more of the Common Stock.

       Ten days after a public announcement that a person has become the beneficial owner of 15% or more of the Common Stock, each holder of a Right, other than the acquiring person, would be entitled to purchase one share of Common Stock of the Company for each right at one-half of the then-current price. If the Company is acquired in a merger, or 50% or more of the Company's assets are sold in one or more related transactions, each Right would entitle the holder thereof to purchase common stock of the acquiring company at half of the then-current market price of such common stock.


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       At any time after a person or group of persons becomes the beneficial owner of 15% or more of the Common Stock, the Board of Directors may exchange one share of Common Stock for each Right, other than Rights held by the acquiring person.

       The Board of Directors generally may redeem the Rights at any time until ten days following the public announcement that a person or group of persons has acquired beneficial ownership of 15% or more of the outstanding Common Stock. The redemption price is $0.001 per Right.

       Details of the Rights Plan will be mailed to all stockholders of the Company.

ABOUT CYBERCASH, INC.

       CyberCash is the world leader in secure, convenient payment technologies and services, enabling e-commerce across the entire market spectrum from electronic retailing environments to the Internet.

       CyberCash provides a complete line of software products and services allowing merchants, billers, financial institutions and consumers to conduct secure transactions using the broadest array of popular payment forms. Credit, debit, purchase cards, cash, checks, smart cards and alternative payment types (e.g., "frequent buyer" or loyalty programs) are all supported by CyberCash payment solutions. Leading brands of CyberCash include ICVERIFY, PCVERIFY, CashRegister, NetVERIFY, CyberCoin and PayNow.

       For financial institutions, software developers and integrators, commerce and Internet service providers, and technology partners, CyberCash solutions are the preferred choice, offering unmatched ease and flexibility in integrating payment capabilities into value-added offerings to customers.

       CyberCash, Inc., headquartered in Reston, Virginia, USA, maintains a global presence with offices and joint ventures operating throughout North America, Europe and Asia.

       To receive CyberCash's latest news and corporate developments via fax at no cost, please call 1-800-PRO-INFO. Use company code CYCH. Visit the Company's web site at http://www.cybercash.com.


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